The Chefs’ Warehouse, Inc.
Executive Change in Control Plan

1.
Purpose. The purpose of The Chefs’ Warehouse, Inc. Executive Change in Control Plan (the “Plan”) is to assist selected officers and executives of The Chefs’ Warehouse, Inc. (the “Company”) in making a successful transition upon certain involuntary terminations following a Change in Control of the Company and to reduce the potential distraction of management personnel in the face of the uncertainty that a potential Change in Control could engender.

2.	Definitions. For purposes of this Plan, the following words and phrases have the meanings specified below:

2.1	“Accountants” has the meaning set forth in Section 8.2.

2.2	“Administrator” has the meaning set forth in Section 3.

2.3
“Base Salary” the highest rate of annual base salary approved to be paid to the Participant by the Company (regardless of whether it is paid in cash or another form, including equity) during the greater of the twelve (12)-month period preceding (a) the Participant’s date of termination and (b) the Change in Control Date.

2.4	“Board” means the Board of Directors of the Company.

2.5	“Cause” means any one or more of the following:

(a)
the Participant’s commission of, or plea of nolo contendere to (i) any felony or (ii) another crime, in either case involving dishonesty or which reflects negatively upon the Company or its affiliates or otherwise impair or impede its operations;

(b)	the Participant’s engaging in any willful misconduct, gross negligence, act of dishonesty, violence or threat of violence that is injurious to the Company or its affiliates;

(c)	the Participant’s material breach of any material written policy of the Company or its affiliates;

(d)	the Participant’s material failure to comply with any material applicable laws and regulations or professional standards relating to the business of the Company or its affiliates; or

(e)	any other misconduct by the Participant that is injurious to the financial condition or business reputation of the Company or its affiliates.
; provided, however, that with respect to clauses (b), (c), (d) and (e), the Company must notify the Participant of the conduct that is the basis for the potential Cause termination in writing within forty-five (45) days of its initial existence and the Participant shall have fifteen (15) days to cure such conduct, to the extent it can be cured, to prevent a termination for Cause by the Company. If the Participant cures the conduct that is the basis for the potential termination for Cause within such fifteen (15) day period, the Company’s notice of termination shall be deemed withdrawn.

2.6	“Change in Control” means any one of the following:

(a)
any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company or a wholly-owned Subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

(b)
as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(c)
during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period; or

(d)
the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly owned subsidiary.

2.7	“Change in Control Date” means the date on which a Change in Control is consummated.

2.8	“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto.

2.9	“Committee” means the Compensation Committee of the Board.

2.10	“Company” means The Chefs’ Warehouse, Inc., and any successor.

2.11	“Covered Payments” has the meaning set forth in Section 8.1.

2.12	“Date of Separation” means, with respect to a Participant, the date on which a Participant incurs a termination of employment.

2.13	“Eligible Executive” has the meaning set forth in Section 4.

2.14	“Excise Tax” has the meaning set forth in Section 8.1.

2.15	“Good Reason” means any one or more of the following actions or omissions:

(a)	any material reduction in a Participant’s position, authority, duties or responsibilities following the Change in Control as compared to such level immediately prior to the Change in Control;

(b)	any material reduction in a Participant’s annual base salary or bonus opportunity as in effect immediately prior to the Change in Control; or

(c)
the relocation (other than by mutual agreement) of the office at which the Participant is to perform the majority of his or her duties following the Change in Control to a location more than 30 miles from the location at which the Participant performed such duties prior to the Change in Control.

; provided, however, that the Participant must notify the Company of the conduct that is the basis for the potential Good Reason termination in writing within forty-five (45) days of its initial existence, such notice shall describe the conduct the Participant believes to constitute Good Reason and the Company shall have fifteen (15) days to cure such conduct. If the Company cures the conduct that is the basis for the potential termination for Good Reason within such fifteen (15) day period, the Participant’s notice of termination shall be deemed withdrawn. If the Participant does not give notice to the Company as described in this Section 2.15 within ninety (90) days after an event giving rise to Good Reason, the Participant’s right to claim Good Reason termination on the basis of such event shall be deemed waived.

2.16	“Participant” has the meaning set forth in Section 4.

2.17	“Payment Date” has the meaning set forth in Section 6.1.

2.18	“Plan” means this The Chefs’ Warehouse, Inc. Executive Change in Control Severance Plan, as described in this document and as amended from time to time.

2.19	“Release” has the meaning set forth in Section 7.

2.20	“Severance Multiple” means the number applicable to a Participant’s position as set forth on Exhibit A, as amended from time to time.

2.21	“Subsidiary” means any Person (other than the Company) of which 50% or more of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

3.
Administration. The Plan shall be administered by the Committee (the “Administrator”). Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish, amend and rescind appropriate rules and regulations relating to the Plan, to delegate some or all of its authority under the Plan to the extent permitted by law, and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable. Any decision of the Administrator in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

4.
Eligibility. Eligibility under the Plan is limited to certain senior executives and officers of the Company as determined by the Administrator from time to time (“Eligible Executives”). The Administrator in its sole discretion will select and notify those Eligible Executives who will participate in the Plan (“Participants”).

5.
No Effect on Equity Awards. This Plan does not alter or amend any vesting or other terms and conditions of any equity-based compensation awards under the Company’s equity incentive compensation plan(s), which shall be governed by the terms and conditions set forth in the equity incentive compensation plan(s) and separate written grant agreements.

6.	Change in Control Severance Benefits.

6.1
Upon a termination of a Participant’s employment by the Company without Cause or a resignation by the Participant for Good Reason during the two (2)-year period commencing on the Change in Control Date, subject to the provisions of the Plan, the Participant shall receive the following benefits:

(a)	A cash amount equal to the Participant’s Base Salary multiplied by the applicable Severance Multiple;

(b)	A cash amount equal to the Participant’s target annual bonus for the year of termination multiplied by the applicable Severance Multiple; and

(c)
(i) if the termination of employment occurs during the calendar year in which the Change in Control occurs, a prorated target annual bonus for the year of termination and (ii) if the termination of employment occurs in a calendar year following the calendar year in which the Change in Control occurs, a prorated annual bonus for the year of termination paid at the same time and in the same form as annual bonuses are paid to active employees generally based on actual performance in respect of the performance year; provided, however, that all individual performance goals shall be deemed attained at 100%.

The amounts payable pursuant to Sections 6.1(a), (b), and (c)(i) shall be made in a cash lump sum on the 60th day following the Date of Separation (the “Payment Date”), provided that the Participant executes the Release and the Release becomes effective and irrevocable in its entirety prior to such date. If the Release does not become effective and irrevocable prior to the 60th day following the Date of Separation, the Company shall have no obligation to make any payments or provide benefits pursuant to this Plan.

6.2
Benefits Payment. In addition, upon a termination of a Participant’s employment by the Company without Cause or a resignation by the Participant for Good Reason during the two (2)-year period commencing on the Change in Control Date, in lieu of benefits continuation, the Company shall pay to the Participant on the Payment Date, a lump-sum cash payment in the amount set forth on Exhibit B. Nothing in this Section 6.2 shall be construed to impair or reduce a Participant’s rights under COBRA or other applicable law.

6.3
Outplacement Payment. In addition, upon a termination of a Participant’s employment by the Company without Cause or a resignation by the Participant for Good Reason during the two (2)-year period commencing on the Change in Control Date, in lieu of reimbursement for outplacement services, the Company shall pay to the Participant on the Payment Date, a lump-sum cash payment in the amount set forth on Exhibit C.

6.4	Legal Fees. The Company shall pay all legal fees incurred by a Participant in connection with the Participant’s enforcement of his or her rights under the Plan.

7.	Release.

7.1
Release. A Participant shall only be entitled to receive the payments and benefits pursuant to Section 6 if he or she shall have executed and delivered (and, if applicable, not revoked) a release of claims against the Company (and its officers, directors, employees, affiliates, stockholders, etc.) in a form satisfactory to the Company in the Company’s sole discretion (the “Release”), and such Release shall be in full force and effect. The form of Release shall be delivered to the Participant by the Company at the time of, or within seven (7) days following, the termination of the Participant’s employment. From the date of delivery of the form of Release to the Participant by the Company, the Participant shall have a minimum of twenty-one (21) and a maximum of forty-five (45) days, as set forth therein, to review and execute the Release and deliver it to the Company. If required by law in order for the Release to become fully effective, the Participant shall be given the opportunity to revoke all or a portion the Release within seven (7) days after execution and delivery thereof (the “Release Revocation Period”). Should the Participant revoke all or any portion of the Release within any such revocation period, then the Participant will be treated hereunder as if he or she did not execute the Release.

7.2
If a Participant breaches any provision of the Release, the Administrator may determine that the Participant (i) will forfeit any unpaid portion of the payments provided pursuant to this Plan and (ii) will repay to the Company any amounts previously paid to him or her.

8.	Section 280G.

8.1
Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to a Participant or for the Participant’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 8 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code.

8.2
Any determination required under this Section 8 shall be made in writing in good faith by the accounting firm which was the Company’s independent auditor immediately before the Change in Control (the “Accountants”). The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company shall be responsible for all fees and expenses of the Accountants.

9.
Section 409A. Notwithstanding anything to the contrary contained in this Plan, the payments and benefits provided under this Plan are intended to comply with or be exempt from Section 409A of the Code, and the provisions of this Plan shall be interpreted or construed with that intent. The Administrator may modify the payments and benefits under this Plan at any time solely as necessary to avoid adverse tax consequences under Section 409A; provided, however, that this Section 9 shall not create any obligation on the part of the Administrator to make such modifications or take any other action.

9.1	It is intended that the terms “termination” and “termination of employment” as used herein shall constitute a “separation from service” within the meaning of Section 409A.

9.2
Anything in the Plan to the contrary notwithstanding, each payment of compensation made to a Participant shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A.

9.3	The actual date of payment pursuant to the Plan shall be within the sole discretion of the Company. In no event may a Participant be permitted to control the year in which payment occurs.

9.4
Anything in the Plan to the contrary notwithstanding, if a Participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Participant’s termination of employment, then any payment or benefit which would be considered “nonqualified deferred compensation” within the meaning of Section 409A that the Participant is entitled to receive upon the Participant’s termination of employment and which otherwise would be payable during the six-month period immediately following the Participant’s termination of employment will instead be paid or made available on the first day of the seventh month following the Participant’s termination of employment (or, if earlier, the date of the Participant’s death).

9.5
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

10.	Withholding. The Company shall be entitled to withhold from payments to or on behalf of the Participant taxes and other authorized deductions.

11.
Governing Law. This Plan shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law. Any disputes under this Plan shall be settled in the courts of New York County, New York.

12.
Effect on Other Plans. This Plan supersedes in all respects any severance or change in control benefit plans, arrangements or policies of the Company that apply to Participants upon a Change in Control. Notwithstanding the foregoing, the Company and the Board reserve the right to adhere to other policies and practices that may be in effect for other groups of employees.

13.
Amendment and Modification. Prior to a Change in Control, this Plan (including Exhibit A) may be modified, amended or terminated at any time by the Administrator without notice to Participants. Notwithstanding the foregoing, for a period of two (2) years following a Change in Control, the Plan (including Exhibit A) may not be discontinued, terminated or amended in such a manner that decreases the benefits payable to any Participant or that makes any provision less favorable for any Participant without the consent of the Participant.

14.
No Employment Rights. Neither this Plan nor the benefits hereunder shall be a term of the employment of any employee, and the Company shall not be obligated in any way to continue the Plan. The terms of this Plan shall not give any employee the right to be retained in the employment of the Company.

15.	Effective Date. This Plan shall become effective as of the date of its adoption by the Board.

Exhibit A

Severance Multiples

Executive	Applicable Severance Multiple
Chief Executive Officer	3
Section 16 Officers	2
Other Eligible Executives	1

Exhibit B

Benefits Payment

Executive	Lump Sum Benefits Payment
Chief Executive Officer	$75,000
Section 16 Officers	$50,000
Other Eligible Executives	$25,000

Exhibit C

Outplacement Payment

Executive	Lump Sum Benefits Payment
Chief Executive Officer	$30,000
Section 16 Officers	$30,000
Other Eligible Executives	$20,000

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